Exhibit 99(b)

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                          FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: factors listed in "Other Matters - Other Future Considerations;" weather effects on sales and revenues; economic and political conditions in Alliant Energy's domestic and international service territories; federal, state and international regulatory or governmental actions, including the ability to obtain adequate and timely rate relief, including recovery of operating costs and earning reasonable rates of return, and to pay expected levels of dividends; Alliant Energy's proposed asset divestitures at expected values and on expected timelines; unanticipated construction and acquisition expenditures; issues related to the supply of purchased electricity and price thereof including the ability to recover purchased-power and fuel costs through rates; risks related to the operations of Alliant Energy's nuclear facilities; costs associated with Alliant Energy's environmental remediation efforts and with environmental compliance generally; developments that adversely impact Alliant Energy's ability to implement its strategic plan; improved results from Alliant Energy's Brazil investments and no material adverse changes in the rates allowed by the Brazilian regulators; improved performance by Alliant Energy's other non-regulated businesses as a whole; no material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy's investments; continued access to the capital markets; Alliant Energy's ability to continue cost controls and operational efficiencies; Alliant Energy's ability to identify and successfully complete proposed acquisitions and development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; and changes in the rate of inflation. Alliant Energy assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

                               STRATEGIC ACTIONS

In November 2002, Alliant Energy's Board of Directors approved five strategic actions designed to maintain a strong credit profile for Alliant Energy, strengthen its balance sheet and position Alliant Energy for improved long-term financial performance. The five strategic actions, which signaled a shift to less aggressive growth targets driven primarily by Alliant Energy's utility operations, included:

1. A commitment to pursue the sale of, or other exit strategies for, a number of non-regulated businesses, including Alliant Energy's oil and gas (Whiting), Australian (including Southern Hydro), affordable housing and SmartEnergy businesses. For accounting purposes, such businesses have been classified as available for sale, and the operating results of these businesses have been separately classified and reported as discontinued operations, in the Consolidated Financial Statements. Alliant Energy anticipates strengthening its liquidity position by up to $800 million to $1 billion from reductions in consolidated debt and increasing its cash and temporary cash investment balances as a result of these transactions. The amount of proceeds ultimately received from these divestitures, and the timing of the completion of the transactions, are subject to a variety of factors, including the transaction structures Alliant Energy utilizes to exit these businesses. Refer to Note 16 of the "Notes to Consolidated Financial Statements" for further discussion.
2. A reduction in Alliant Energy's targeted annual common stock divided from $2.00 per share to $1.00 per share, effective with the dividend declared and paid in the first quarter of 2003.
3. Reductions in Alliant Energy's aggregated anticipated 2002 and 2003 construction and acquisition expenditures by approximately $400 million.
4. A plan to raise approximately $200 to $300 million of common equity in 2003, dependent on market conditions. Alliant Energy expects to direct the majority of the proceeds towards additional capital investments in its regulated domestic utilities.
5. The implementation of additional cost control measures to be accomplished through Alliant Energy's new Six Sigma program, the operation of its new enterprise resource planning system that was placed in service in October 2002 and by a heightened focus on operating its domestic utility business in a manner that aligns operating expenses with the revenues granted in its various rate filings.

Alliant Energy is continuing in its efforts to implement these strategic actions. Refer to "Other Matters - Other Future Considerations - Asset Sales" for discussion of an agreement Alliant Energy recently entered into related to the sale of its Australian business.

                         RATES AND REGULATORY MATTERS

Overview - Alliant Energy has two primary utility subsidiaries, IP&L and
--------
WP&L. IP&L was formed as a result of the merger of IPC with and into IESU effective Jan. 1, 2002. WP&L has one utility subsidiary, South Beloit.

As a public utility holding company with significant utility assets, Alliant Energy competes in an ever-changing utility industry. Electric energy generation, transmission and distribution are in a period of fundamental change resulting from legislative, regulatory, economic and technological changes. These changes impact competition in the electric wholesale and retail markets as customers of electric utilities are being offered alternative suppliers. Such competitive pressures could result in electric utilities losing customers and incurring stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing), which would be borne by security holders if the costs cannot be recovered from customers.

Alliant Energy's utility subsidiaries are currently subject to regulation by FERC, and state regulation in Iowa, Wisconsin, Minnesota and Illinois. FERC regulates competition in the electric wholesale power generation market and each state regulates whether to permit retail competition, the terms of such retail competition and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition. Alliant Energy cannot predict the timing of a restructured electric industry or the impact on its financial condition or results of operations but does believe it is well-positioned to compete in a deregulated competitive market. Although Alliant Energy ultimately believes that the electric industry will be deregulated, the pace of deregulation in its primary retail electric service territories has been delayed due to more recent developments in the industry.

Certain Recent Developments - In July 2002, FERC issued a notice of proposed
---------------------------
rules intended to standardize the wholesale electric market, which has generated significant industry discussion. Although Alliant Energy believes that standardization of the wholesale electric market is appropriate and would benefit market participants, there may be significant changes to the proposed rules before they are adopted. Therefore, Alliant Energy cannot determine the impact the final rules will have on its results of operations or financial condition.

Alliant Energy's merger-related price freezes expired in April 2002 in all of its primary domestic utility jurisdictions and it is currently addressing the recovery of its utility cost increases through numerous rate filings. WP&L has received final orders in two of its rate cases and IP&L and WP&L currently have four other rate cases pending. Details of these rate cases are as follows (dollars in millions):

                                                                                                      Expected
                                                    Interim     Interim      Final       Final          Final
               Utility    Filing      Increase     Increase    Effective    Increase   Effective      Effective
    Case        Type       Date       Requested   Granted (1)     Date      Granted       Date           Date        Notes
-------------- ------- -------------- ----------- ------------ ----------- ---------- ----------- ----------------- -------
WP&L:
  2002 retail  E/G/W     Aug. 2001        $104          $49    April 2002      $82    Sept. 2002        N/A          (2)
  2003 retail  E/G/W     May 2002          101          TBD       TBD          TBD       TBD         April 2003
  2004 retail  E/G/W    March 2003          65          TBD       TBD          TBD       TBD         Jan. 2004
  Wholesale      E       Feb. 2002           6            6    April 2002        3    Jan. 2003         N/A          (3)
IP&L retail      E      March 2002          82           15    July 2002       TBD       TBD         June 2003       (4)
IP&L retail      G       July 2002          20           17    Oct. 2002       TBD       TBD         July 2003
                                      ----------- ------------             ----------
   Total                                  $378          $87                    $85
                                      =========== ============             ==========

(1) Interim rate relief is implemented, subject to refund, pending determination of final rates.
(2) In its September 2002 final order, the PSCW increased the authorized return on common equity from 11.7% to 12.3%.
(3) In the fourth quarter of 2002, WP&L reached a settlement agreement with certain wholesale customers for an annual increase of $3 million and a refund of amounts previously collected in excess of the settlement. The settlement agreement was approved by FERC in January 2003. At Dec. 31, 2002, WP&L had reserved all amounts related to the anticipated refund.

(4) In accordance with the interim rate relief rules in Iowa, IP&L only requested interim rate relief of $22 million.

A significant portion of the rate increases included in the previous table reflect the recovery of anticipated increased costs incurred by IP&L and WP&L, or costs they expect to incur, thus the increase in revenues related to these cost increases would not result in a corresponding increase in income. IP&L, WP&L and South Beloit are currently in the process of determining what other rate case filings may be necessary in 2003.

WP&L's retail electric rates are based on annual forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek emergency rate increases if the annual costs are more than 3% higher than the estimated costs used to establish rates. For 2001 and 2002, any collections in excess of costs incurred must be refunded, with interest. Accordingly, WP&L has established a reserve due to overcollection of past fuel and purchased-power costs and expects to refund such amount in 2003. The final ruling from the PSCW could result in an increase or decrease to the reserve that has been recorded.

The PSCW has issued new rules relating to the collection of fuel and purchased-power costs by Wisconsin utilities, including WP&L. The new rules and related procedures are intended, among other things, to significantly reduce regulatory lag for the utilities and customers related to the timing of the recovery of increased or decreased fuel and purchased-power costs. Purchased-power capacity costs will now be included in base rates. A process will also exist whereby the utilities can seek deferral treatment of capacity, transmission and emergency costs between base rate cases. The new rules are expected to be implemented for WP&L with its pending 2003 retail rate case.

In 2002, IP&L filed with the IRS for a change in method of accounting for tax purposes for 1987 through 2001 that would allow a current deduction related to mixed service costs. Such costs had previously been capitalized and depreciated for tax purposes over the appropriate tax lives. This change would create a significant current tax benefit which has not been reflected in Alliant Energy's results of operations pending a decision from the IUB on the required rate making treatment of the benefit. There would be no material negative impact on Alliant Energy's results of operations or financial position should the IUB and/or IRS reject IP&L's proposal.

                             RESULTS OF OPERATIONS

Unless otherwise noted, all "per share" references in the Results of Operations section refer to earnings per diluted share. Refer to Note 1(a) of the "Notes to Consolidated Financial Statements" for discussion of the various components of Alliant Energy's business.

Overview - Alliant Energy's EPS for 2002, 2001 and 2000 were as follows:
--------

                                                                      2002          2001         2000
                                                                    ----------    ---------    ----------
Income from continuing operations                                     $0.97         $1.59         $4.18
Income from discontinued operations                                    0.21          0.71          0.64
Cumulative effect of changes in accounting principle                    --          (0.16)         0.21
                                                                    ----------    ---------    ----------
Net income                                                            $1.18         $2.14         $5.03
                                                                    ==========    =========    ==========


Income from continuing operations in 2002 and 2001 included $0.41 per share and $0.26 per share, respectively, of valuation charges incurred in its non-regulated businesses. Income from continuing operations in 2000 included $2.37 per share of non-cash income related to Alliant Energy's adoption of SFAS 133. In addition to the higher valuation charges, the lower 2002 income from continuing operations was primarily the result of lower earnings from Alliant Energy's non-regulated businesses. This was primarily due to a net loss of $47 million from Alliant Energy's Brazil investments in 2002, compared to a net loss of $24 million in 2001 and higher interest expense. Improved results from Alliant Energy's China and New Zealand businesses partially offset the lower non-regulated results. Income from Alliant Energy's domestic utility business increased slightly in 2002 as higher electric and gas margins were largely offset by increased operating expenses and a higher effective income tax rate.

Domestic Electric Utility Margins - Electric margins and MWh sales for
---------------------------------
Alliant Energy were as follows (in thousands):

                                             Revenues and Costs                                     MWhs Sold
                            ------------------------------------------------------ --------------------------------------------
                               2002         2001        *        2000        **     2002     2001      *       2000      **
                            ------------ ------------ ------- ------------  ------ ------- --------- ------- --------- --------
Residential                     $626,947     $599,074   5%        $567,283    6%     7,616   7,344     4%       7,161    3%
Commercial                       376,365      373,145   1%         349,019    7%     5,542   5,464     1%       5,364    2%
Industrial                       526,804      543,471  (3%)        501,155    8%    12,297  12,469    (1%)     13,092   (5%)
                            ------------ ------------         ------------         ------- ---------         ---------
   Total from ultimate
      customers                1,530,116    1,515,690   1%       1,417,457    7%    25,455  25,277     1%      25,617   (1%)
Sales for resale                 160,335      184,507 (13%)        173,148    7%     4,805   4,936    (3%)      4,906    1%
Other                             62,083       56,359  10%          57,431   (2%)      197     168    17%         174   (3%)
                            ------------ ------------         ------------         ------- ---------         ---------
   Total revenues/sales        1,752,534    1,756,556  --        1,648,036    7%    30,457  30,381     --      30,697   (1%)
                                                                                   ======= =========         =========
Electric production
   fuels expense                 286,474      292,002  (2%)        271,073    8%
Purchased-power expense          362,501      403,166 (10%)        294,818   37%
                            ------------ ------------         ------------
   Margin                     $1,103,559   $1,061,388   4%      $1,082,145   (2%)
                            ============ ============         ============

* Reflects the percent change from 2001 to 2002. ** Reflects the percent change from 2000 to 2001.

To comply with FERC regulatory requirements governing transmission systems, WP&L transferred its transmission assets to ATC on Jan. 1, 2001, in exchange for cash and an equity ownership in ATC. The wheeling expenses from ATC included in electric margin in 2002 and 2001 were offset by equity income (WP&L accounts for its investment in ATC under the equity method), reduced other operation and maintenance expenses and lower depreciation expense, resulting in no significant net income impact due to the formation of ATC.
On a comparable basis, electric margin increased $42.2 million, or 4%, and $9.6 million, or 1%, for 2002 and 2001, respectively. The 2002 increase was primarily due to the impact of rate increases implemented in 2002, more favorable weather conditions, lower purchased-power and fuel costs and continued modest retail customer growth. These increases were partially offset by reduced energy conservation revenues (which were largely offset by lower energy conservation expense) and the impact of a sluggish economy. The 2001 increase was primarily due to lower purchased-power and fuel costs impacting margin, increased residential and commercial sales due to more favorable weather conditions in 2001 compared to 2000 and continued retail customer growth. These items were partially offset by $10 million of income recorded in 2000 for a change in estimate of WP&L's utility services rendered but unbilled at month-end due to the implementation of a refined estimation process and lower industrial sales, largely due to impacts of a slowing economy.

Gas Utility Margins - Gas margins and Dth sales for Alliant Energy were as
-------------------
follows (in thousands):

                                         Revenues and Costs                                       Dths Sold
                         ---------------------------------------------------- --------------------------------------------------
                            2002        2001        *        2000       **      2002       2001        *       2000       **
                         ----------- ----------- -------- ----------- ------- ---------- ---------- -------- ---------- --------
Residential                $218,746    $270,248    (19%)     $245,697   10%      30,931     29,580      5%       32,026    (8%)
Commercial                  111,343     141,121    (21%)      127,104   11%      19,348     18,055      7%       19,696    (8%)
Industrial                   25,177      31,262    (19%)       27,752   13%       5,373      5,344      1%        5,350    --
Transportation/other         38,720      45,246    (14%)       14,395  214%      47,386     48,539     (2%)      43,931    10%
                         ----------- -----------          -----------         ---------- ----------          ----------
   Total revenues/sales     393,986     487,877    (19%)      414,948   18%     103,038    101,518      1%      101,003     1%
                                                                              ========== ==========          ==========
Cost of utility gas sold    248,994     360,911    (31%)      278,734   29%
                         ----------- -----------          -----------
   Margin                  $144,992    $126,966     14%      $136,214   (7%)
                         =========== ===========          ===========

* Reflects the percent change from 2001 to 2002. ** Reflects the percent change from 2000 to 2001.

Gas revenues and cost of utility gas sold were unusually high in 2001 due to increased natural gas prices in the first half of 2001. Due to Alliant Energy's rate recovery mechanisms for gas costs, these price differences alone had little impact on gas margin. Gas margin increased $18.0 million, or 14%, and decreased $9.2 million, or 7%, for 2002 and 2001, respectively. The 2002 increase was largely due to the impact of several rate increases implemented in 2002, improved results from WP&L's performance-based commodity cost recovery program (which are shared by ratepayers and shareowners), continued modest retail customer growth and the negative impact high gas prices in early 2001 had on gas consumption during that period. These increases were partially offset by reduced energy conservation revenues (which were largely offset by lower energy conservation expenses). The 2001 decrease was largely due to lower retail sales primarily related to the unusually high gas prices in early 2001 as some customers either chose alternative fuel sources or used less natural gas, the impact of the slowing economy and losses associated with performance-based commodity costs at WP&L. Alliant Energy realized pre-tax income of $0, $4 million and $2 million from weather hedges it had in place in 2002, 2001 and 2000, respectively, which is recorded in "Miscellaneous, net" in the Consolidated Statements of Income.

Refer to Note 1(j) of the "Notes to Consolidated Financial Statements" for information relating to utility fuel and natural gas cost recovery. Refer to
Note 2 of the "Notes to Consolidated Financial Statements" and "Rates and Regulatory Matters" for discussion of various rate filings.

Non-regulated and Other Revenues - Details regarding Alliant Energy's
--------------------------------
non-regulated and other revenues are as follows (in millions):

                                      2002            2001             2000
                                  -------------   -------------   -------------
Integrated Services                     $134            $193            $163
International                            103              85              --
Investments                               26              27              29
Other (includes eliminations)             29              20              16
                                  -------------   -------------   -------------
                                        $292            $325            $208
                                  =============   =============   =============

The 2002 Integrated Services decrease was primarily due to decreased gas prices and lower energy services revenues partially offset by higher natural gas sales. The increased International revenues for 2002 were primarily due to the 2001 acquisitions of additional combined heat and power facilities in China. The 2001 Integrated Services increase was primarily due to acquisitions in the third and fourth quarters of 2000 of various energy services businesses. The 2001 International increase resulted from the December 2000 change from the equity method of accounting to the consolidation method for an investment in China and the addition of five combined heat and power facilities to Alliant Energy's China portfolio during the fifteen months prior to Dec. 31, 2001.

Other Operating Expenses - Other operation and maintenance expenses were as
------------------------
follows (in millions):
                                        2002           2001            2000
                                    -------------  -------------   ------------
Utility                                   $555           $509           $497
Integrated Services                        117            180            149
International                               83             69              4
Investments                                 15             16             18
Other (includes eliminations)                8             (1)            10
                                    -------------  -------------   ------------
                                          $778           $773          $678
                                    =============  =============   ============

The 2002 utility increase was primarily due to increased fossil and nuclear generation, employee benefit and energy delivery expenses, partially offset by lower energy conservation expenses and decreased uncollectible customer account balances. Alliant Energy is addressing these cost increases in various utility rate proceedings that are currently pending. The 2001 utility increase was primarily due to higher transmission wheeling and other costs in Alliant Energy's energy delivery business unit, increased nuclear operating costs (partially due to a planned refueling outage at Kewaunee in 2001), higher uncollectible customer account balances largely due to the unusually high gas prices earlier in the year and higher costs in the generation business unit. These increases were partially offset by the impact of the formation of ATC earlier in 2001, as discussed in "Domestic Electric Utility Margins."

The Integrated Services and International variances were largely driven by the same factors impacting the revenue variances discussed previously. Charges of $5 million and $2 million are included in "Other" in 2002 and 2001, respectively, for cancelled generation projects in Alliant Energy's Non-regulated Generation business unit. The 2001 Integrated Services increase was partially offset by a one-time charge of $4 million related to a loss on a contract in 2000.

Depreciation and amortization expense increased $7.2 million and $5.6 million in 2002 and 2001, respectively. Contributing to both increases were utility property additions, acquisitions at the non-regulated businesses and increased regulatory and software amortizations. Increased earnings on the WP&L nuclear decommissioning trust fund also contributed to the 2002 increase. The 2002 increase was partially offset by lower expenses due to: a decrease of $14 million from implementation of lower depreciation rates at IP&L on Jan. 1, 2002, resulting from an updated depreciation study; lower decommissioning expense based on reduced retail funding levels at WP&L; and the elimination of $5 million of goodwill amortization expense in compliance with new accounting rules effective in 2002. The 2001 increase was partially offset by the impact of the formation of ATC in 2001, as discussed in "Domestic Electric Utility Margins," and lower earnings on the WP&L nuclear decommissioning trust fund. The accounting for earnings on the nuclear decommissioning trust fund results in no net income impact. Miscellaneous, net income increases for earnings on the trust fund and the corresponding offset is recorded through depreciation expense at WP&L.

Taxes other than income taxes increased $1.7 million and $4.3 million in 2002 and 2001, respectively, primarily due to increased property taxes in 2002 and increased gross receipts and payroll taxes in 2001.

Interest Expense and Other - Interest expense increased $0.9 million and
--------------------------
$17.5 million in 2002 and 2001, respectively. Both increases were impacted by higher non-regulated borrowings, partially offset by the impact of lower interest rates on Alliant Energy's variable rate borrowings. The 2002 increase was also partially offset by lower short-term debt borrowings at the Alliant Energy parent level, largely due to the impact of proceeds received in November 2001 from a common equity offering.

Alliant Energy recorded income tax and associated interest income of $0.13 per share in 2001 related to a ruling in a tax refund case. The federal government decided in the fourth quarter of 2001 not to pursue the ruling in favor of Alliant Energy by the U.S. Court of Appeals for the 8th Circuit dealing with capital losses disallowed under audit by the IRS and certain related deductions. An additional potential refund of approximately $14 million, plus interest, remains a contested issue in this case. Alliant Energy cannot offer any assurance it will be successful in obtaining this additional refund and has not recognized any income for the potential additional refund.

Equity income (loss) from Alliant Energy's unconsolidated investments was as follows (in millions):
                                        2002           2001            2000
                                    -------------  --------------  -------------
ATC (began operations 1/01)               $14            $15             $--
New Zealand                                 4             --               3
China*                                      2              2               1
Cargill-Alliant (sold in 2002)              1              7              15
Synfuel (began operations 5/02)           (13)            --              --
Brazil                                    (23)            (4)              3
Other                                       2             (1)             (3)
                                    -------------  -------------   -------------
                                         ($13)           $19             $19
                                    =============  =============   =============
* Majority of investments are accounted for under the consolidation method.

Equity income from unconsolidated investments decreased $32 million in 2002. The differences in income from New Zealand during the three years were largely due to the 2001 results being depressed because of drought conditions. The lower earnings in 2002 and 2001 at Cargill-Alliant were impacted by fewer weather-related trading opportunities and less volatile market prices. Refer to "Liquidity and Capital Resources - Sales of Non-strategic Assets" for discussion relating to Alliant Energy's sale of this investment in 2002. In the second quarter of 2002, Synfuel, a direct subsidiary of Resources, purchased an equity interest in a synthetic fuel processing facility. The synthetic fuel project generates operating losses at its fuel processing facility, which are more than offset by tax credits and the tax benefit of the losses the project generates. All tax benefits are included in "Income taxes" in the Consolidated Statements of Income. The lower 2002 results from the Brazil investments were largely due to losses incurred by Alliant Energy's investment in a gas-fired generating plant, charges incurred in 2002 related to the recovery of the impacts of rationing and other prior costs and higher interest expense. The loss from the generating plant was due to the impact of a significant decline in the currency rates associated with the debt issued to finance the plant and a depressed wholesale energy market in 2002. Increased electric sales volumes in 2002 compared to 2001, largely due to the impacts of the drought-driven rationing program that was in place for approximately seven months in 2001 compared to only two months in 2002, partially offset the lower Brazil earnings. The 2001 Brazil results included a charge related to the impacts of a settlement reached between the Brazilian government and the distribution companies on the economic resolution of various cost recovery issues.

Refer to Note 9 of the "Notes to Consolidated Financial Statements" for discussion of the asset valuation charges recorded by Alliant Energy in 2002 related to its McLeod available-for-sale securities.

On July 1, 2000, Alliant Energy adopted SFAS 133 for its consolidated entities. Related to the adoption, Alliant Energy recorded a $321.3 million pre-tax gain from the designation of a portion of Alliant Energy's McLeod holdings as trading securities. This gain related to the unrealized appreciation in value of approximately 27% of Alliant Energy's McLeod holdings that were designated as trading as of the adoption date.

Miscellaneous, net income decreased $8.8 million and $24.3 million in 2002 and 2001, respectively. The 2002 decrease was due to the recording of pre-tax asset valuation charges of $10 million and $9 million related to Alliant Energy's Energy Technologies and Enermetrix investments, respectively, lower interest income (the 2001 results included $10 million from tax settlements) and gains from asset sales realized in 2001. These decreases were partially offset by lower pre-tax, non-cash SFAS 133 valuation charges of $29 million, related to the net change in the value of the McLeod trading securities and the derivative component of Resources' exchangeable senior notes, and increased earnings on WP&L's nuclear decommissioning trust fund. The 2001 decrease was largely due to higher pre-tax, non-cash SFAS 133 valuation charges of $33 million related to the net change in the value of the McLeod trading securities and the derivative component of Resources' exchangeable senior notes, reduced nuclear decommissioning trust fund earnings and lower gains from asset sales. These decreases were partially offset by higher interest income, including the $10 million from tax settlements in 2001. Alliant Energy realized $0, $4 million and $2 million of income from weather hedges in 2002, 2001 and 2000, respectively.

Refer to Note 10(a) of the "Notes to Consolidated Financial Statements" for additional information related to the exchangeable senior notes embedded derivative, the McLeod trading securities and the cumulative effect of changes in accounting principle.

Income Taxes - The effective income tax rates for Alliant Energy's continuing
------------
operations were 31.2%, 27.8% and 40.1% in 2002, 2001 and 2000, respectively. Refer to Note 5 of the "Notes to Consolidated Financial Statements" for additional information.

Income from Discontinued Operations - The 2002 decrease of $37.6 million in
-----------------------------------
income from discontinued operations was largely due to lower earnings from Alliant Energy's oil and gas (Whiting) business due to lower prices, higher operating expenses and lower gains from dispositions of oil and gas properties in 2002 compared to 2001. Tax adjustments recorded in 2002 related to Alliant Energy's decision to sell its Australian (Southern Hydro) and affordable housing businesses and a pre-tax goodwill impairment charge of $7 million and increases in uncollectible account balances at SmartEnergy also contributed to the lower income. The 2002 decrease was partially offset by higher oil and gas sales volumes at Whiting and higher earnings from Southern Hydro due to increased generation and sales of renewable energy credits earned through the generation of hydropower. The 2001 increase in income was largely due to non-cash SFAS 133 income in 2001 related to the valuation of electricity derivatives at Southern Hydro and higher earnings from Whiting which resulted from higher gas prices earlier in 2001, increased oil and gas sales volumes and income from a reduction in the estimated dismantlement cost of an offshore oil and gas platform. The 2001 increase was partially offset by approximately $16 million of income from gains on the sale of 1.3 million shares of McLeod in 2000 by Alliant Energy's affordable housing business. Refer to Note 16 of the "Notes to Consolidated Financial Statements" for further discussion of Alliant Energy's discontinued operations.

                        LIQUIDITY AND CAPITAL RESOURCES

Overview - Alliant Energy's recent and proposed financing activities have
--------
been and will be undertaken against a backdrop of increased market concerns about general economic conditions and corporate governance issues as well as risks associated with particular sectors of the economy, including the energy industry. As a result of these factors, capital markets have become more restrictive. The commercial paper market, for example, has become more limited for many companies in terms of the amounts of available capital and the corresponding maturities. Medium- and long-term debt markets have become sensitive to increased credit ratings volatility and to a heightened perception of liquidity risk in the energy sector. As a result, investors have become more selective and have differentiated among otherwise comparable issuers in a way that has made the financing process more challenging. In response to these changing market conditions, Alliant Energy is working closely with its financial advisors and others to access the capital it needs to operate its businesses. Based on its strong cash flows coupled with actions Alliant Energy expects to take to strengthen its balance sheet, Alliant Energy currently believes it will be able to secure the capital it requires to implement its refined strategic plan. Alliant Energy believes its ability to secure additional capital will be significantly enhanced by the completion of the actions addressed in "Strategic Actions," including the divestiture of selected businesses.

Alliant Energy's capital requirements are primarily attributable to its utility subsidiaries' construction and acquisition programs, Resources' acquisition and investment opportunities and its debt maturities. Alliant Energy's utility subsidiaries anticipate financing their construction expenditures, including new electric generation facilities, during 2003-2005 through internally generated funds supplemented, when necessary, by outside financing. Funding for Resources' acquisition and investment expenditures over that same period of time is expected to be accomplished with a combination of external financings, sales of assets and internally generated funds.

In 2001, Alliant Energy and Resources received SEC approval for their ongoing program of external financing, credit support arrangements and other related proposals for the period through Dec. 31, 2004. Among other things, the approval authorized Alliant Energy directly or through financing subsidiaries to issue common and preferred stock, unsecured long-term debt securities and other equity-linked securities up to an amount of $1.5 billion; to provide guarantees and credit support for obligations of its subsidiaries up to an amount of $3 billion; to enter into hedging transactions to manage interest rate costs and risk exposure; and to increase its aggregate investment limit in EWGs and FUCOs to 100% of consolidated retained earnings. The approval, among other things, also authorized Resources to provide guarantees and credit support for obligations of non-utility subsidiaries up to an amount of $600 million outstanding at any one time and to spend up to $800 million to construct or acquire energy assets that are incidental to the energy marketing and oil and gas productions of its subsidiaries. Alliant Energy's ability to undertake any such financings contemplated by the SEC's order is dependent on its ability to access the capital markets as described above.

Cash Flows - Selected information from the Consolidated Statements of Cash
----------
Flows was as follows (in thousands):

 Cash flows from (used for):       2002            2001            2000
                              --------------- --------------- ---------------
    Operating activities         $555,338         $433,346       $393,090
    Financing activities           72,237          161,075        513,063
    Investing activities         (632,602)        (654,561)      (869,253)

In 2002, Alliant Energy's cash flows from operating activities increased primarily due to changes in working capital; cash flows from financing activities decreased primarily due to proceeds from the issuance of common stock in 2001, partially offset by a net increase in the amount of preferred stock outstanding at IP&L; and cash flows used for investing activities decreased primarily due to lower construction and acquisition expenditures partially offset by proceeds received in 2001 from the transfer of WP&L's transmission assets to ATC. In 2001, Alliant Energy's cash flows from financing activities decreased primarily due to net changes in amount of debt issued and retired, partially offset by proceeds from the issuance of common stock in 2001; and cash flows used for investing activities decreased primarily due to lower non-regulated investments.

Common Equity - In November 2002, Alliant Energy announced its intentions to
-------------
raise approximately $200 million to $300 million of common equity in 2003, dependent on market conditions. The proceeds are expected to be used to fund the Power Iowa initiative and other regulated domestic utility needs. The PSCW has indicated it will require an additional equity infusion by Alliant Energy into WP&L during 2003. Alliant Energy anticipates the final PSCW order, which is expected to be issued in the second quarter of 2003, will also include a customer refund provision if the timing and/or amount of the equity infusion differs from the assumptions included in the WP&L rate case.

Preferred Stock - In September 2002, IP&L redeemed all of its then
---------------
outstanding shares of preferred stock at an aggregate redemption price of $58.3 million. In December 2002, IP&L issued six million shares of preferred stock at $25.00 per share in a private placement. IP&L used the net proceeds of approximately $145 million to repay its short-term debt and for general corporate purposes, including to fund capital expenditures and to repay other debt.

Debt - In June 2002, Alliant Energy received approval (through Dec. 31, 2004)
----
from the SEC to issue and sell up to an aggregate amount of $1 billion of short-term debt outstanding at any one time and to guarantee borrowings by Resources in an aggregate amount that would not exceed $700 million at any one time in addition to its other guarantee authority. In addition, IP&L received SEC approval to issue short-term debt in a principal amount which would not at any one time exceed $300 million. Alliant Energy discontinued the use of its utility money pool in 2002 and WP&L and IP&L are now meeting any short-term borrowing needs by issuing commercial paper and borrowing on bank lines of credit, respectively.

Alliant Energy and its subsidiaries are party to various credit facilities and other borrowing arrangements, some of which are summarized below. In addition to the specific covenants detailed below under the 364-day revolving credit agreements, Alliant Energy's facilities and borrowing arrangements contain various customary terms and conditions, including required capitalization, net worth and interest coverage requirements, maintenance requirements related to bonded property and cross-default provisions. At Dec. 31, 2002, Alliant Energy and its subsidiaries were in compliance with the financial ratios and covenant requirements under their respective credit facilities and borrowing arrangements. The aggregate borrowing capacity under short-term credit agreements of Alliant Energy and its subsidiaries at Dec. 31, 2002 was $845 million. At Dec. 31, 2002, the total amount borrowed under these facilities was $281 million leaving unused capacity of $564 million. In addition, Resources had a $250 million standby credit facility at Dec. 31, 2002 as discussed below. There are no borrowings currently outstanding under such facility. Alliant Energy also had $28 million of short-term borrowings outstanding at Dec. 31, 2002 related to various generation projects in China.

In October 2002, Alliant Energy completed the syndication of three 364-day revolving credit facilities totaling $915 million, available for direct borrowing or to support commercial paper, which replaced the former facilities that totaled $900 million in borrowing availability. The three facilities consist of a $565 million facility for Alliant Energy (at the parent company level), which was reduced to $450 million at the end of 2002, a $200 million facility for IP&L and a $150 million facility for WP&L. Availability under the Alliant Energy credit facility will be further reduced by the proceeds of asset sales in excess of 5% of Alliant Energy's consolidated assets in any 12-month period commencing October 2002 and up to $50 million from the proceeds of an issuance of equity securities in excess of $300 million. These new credit facility agreements contain various covenants, including the following:

          Covenant Description                  Covenant Requirement        Status at Dec. 31, 2002
------------------------------------------    -------------------------    --------------------------
Alliant Energy:
   Consolidated debt-to-capital ratio *         Less than 65%                          59.6%
   Consolidated net worth *                     At least $1.4 billion              $1.8 billion
   EBITDA interest coverage ratio *             At least 2.5x                          3.6x
IP&L debt-to-capital ratio                      Less than 58%                          47.9%
WP&L debt-to-capital ratio                      Less than 58%                          40.7%

* In compliance with the agreements, results of discontinued operations have been included in the covenant calculations.

The debt component of the capital ratios includes long- and short-term debt (excluding trade payables), capital lease obligations, letters of credit and guarantees of the foregoing and unfunded vested benefits under pension plans. The equity component excludes accumulated other comprehensive income
(loss). Alliant Energy is also subject to a PUHCA requirement whereby Alliant Energy's common equity balance must be at least 30% of its total consolidated capitalization, including short-term debt. Alliant Energy's common equity ratio as of Dec. 31, 2002, as computed under such requirement, was 35.8%.

In December 2002, Resources secured a 364-day $250 million standby credit facility. Designed as a bridge to enhance Alliant Energy's short-term liquidity position until it receives the expected proceeds from the assets it plans to sell in 2003, the availability under the facility is reduced by amounts realized on such asset sales. At Dec. 31, 2002, there were no borrowings outstanding under this credit facility. Also in December 2002, Whiting finalized a secured revolving $200 million credit facility which will mature in December 2005. At Dec. 31, 2002, Whiting had $185 million of borrowings outstanding under this facility at an interest rate of 3.63%, which was included in "Long-term debt" on the Consolidated Balance Sheet.

Information regarding commercial paper and bank facility borrowings at Dec. 31, 2002 was as follows (dollars in millions):

                                            Alliant Energy (Parent)         WP&L
                                           --------------------------   -------------
Commercial paper outstanding                        $135.5                 $60.0
Weighted average maturity
   of commercial paper                              2 days                34 days
Discount rates on commercial paper                   1.95%                  1.6%
Bank facility borrowings                             $85.0                   --
Interest rates on bank facility borrowings         2.3-2.4%                  --

As a result of the Moody's downgrade of Alliant Energy's commercial paper in January 2003 to P-3, Alliant Energy's ability to issue commercial paper at the parent company level has been reduced, requiring greater reliance on bank lines. In addition to funding working capital needs, the availability of short-term financing provides the companies flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions. At Dec. 31, 2002, IP&L and WP&L were authorized by the applicable federal or state regulatory agencies to issue short-term debt of $180 million and $240 million, respectively. The $240 million borrowing authority for WP&L includes $85 million for general corporate purposes, an additional $100 million should WP&L no longer sell its utility receivables and an additional $55 million should WP&L need to repurchase its variable rate demand bonds.

In December 2002, Resources issued $300 million of 9.75% senior notes due 2013 in a private placement. The notes are unconditionally guaranteed by Alliant Energy. Resources used the proceeds to repay short-term debt.

At Dec. 31, 2002, Alliant Energy had $783 million of long-term debt that will mature prior to Dec. 31, 2007, which represents maturities of $47 million in 2003, $106 million in 2004, $337 million in 2005, $68 million in 2006 and $225 million in 2007. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

Refer to "Construction and Acquisition Expenditures" for information regarding a credit facility Resources entered into in February 2003 relating to the purchase of a non-regulated power plant. Refer to Note 8 of the "Notes to Consolidated Financial Statements" for additional information on short- and long-term debt.

Credit Ratings and Balance Sheet - Access to the long- and short-term capital
--------------------------------
and credit markets, and costs of external financing, are dependent on creditworthiness. Alliant Energy is committed to taking the necessary steps required to maintain strong credit ratings and to strengthen its balance sheet. Refer to "Strategic Actions" for a discussion of specific actions being taken in this regard. Although Alliant Energy believes such actions will enable it to strengthen its balance sheet and maintain strong credit ratings, no assurance can be given that it will be able to maintain its existing credit ratings. If Alliant Energy's credit ratings are downgraded in the future, then Alliant Energy's borrowing costs may increase and its access to capital markets may be limited. If access to capital markets becomes significantly constrained, then Alliant Energy's results of operations and financial condition could be materially adversely affected.
In December 2002 and January 2003, Standard & Poor's and Moody's, respectively, issued revised credit ratings as follows (long-term debt ratings only apply to senior debt):

                                                          Standard & Poor's          Moody's
                                                         ---------------------    --------------
IP&L                     Secured long-term debt                   A-                   A3
                         Unsecured long-term debt                BBB                  Baa1
                         Commercial paper                        A-2                   P-2
                         Corporate                               BBB+                 Baa1
WP&L                     Secured long-term debt                   A                    A1
                         Unsecured long-term debt                BBB+                  A2
                         Commercial paper                        A-2                   P-1
                         Corporate                                A-                   A2
Resources (a)            Unsecured long-term debt                BBB                  Baa3
                         Commercial paper                        A-2                   P-3
                         Corporate                               BBB+                 Baa3
Alliant Energy           Unsecured long-term debt                BBB                Not rated
                         Commercial paper                        A-2                   P-3
                         Corporate                               BBB+               Not rated

All Entities             Outlook                               Negative              Stable

(a)  Resources' debt is fully and unconditionally guaranteed by Alliant Energy.

Ratings Triggers - The long-term debt of Alliant Energy and its subsidiaries
----------------
is not subject to any repayment requirements as a result of credit rating downgrades or so-called "ratings triggers." However, certain lease agreements do contain such ratings triggers. The threshold for these triggers varies among the applicable leases. If the payments were accelerated under all the affected leases it would result in accelerated payments of approximately $45 million. In addition, the amount of proceeds available to IP&L and WP&L from their sale of utility customer accounts receivable programs could be reduced in the aggregate by approximately $20 million in the event of certain credit rating downgrades at the Alliant Energy parent company level. Alliant Energy and its subsidiaries are also parties to various agreements, including purchased-power agreements, fuel contracts and corporate guarantees that may be deemed to be in default in the event of certain credit rating downgrades. In the event of such a default, Alliant Energy or its subsidiaries may be able to cure the default in a number of ways, including posting letters of credit equal to the amount of the exposure, unwinding the contract or paying the obligation.

Sale of Accounts Receivable - Refer to Note 4 of the "Notes to Consolidated
---------------------------
Financial Statements" for information on Alliant Energy's sale of accounts receivable program.

Off-Balance Sheet Arrangements - Alliant Energy utilizes synthetic leases to
------------------------------
finance its corporate headquarters, corporate aircraft, certain utility railcars and a utility radio dispatch system. Synthetic leases provide favorable financing rates to Alliant Energy while allowing it to maintain operating control of its leased assets. Several of Alliant Energy's synthetic leases involve the use of unconsolidated structured finance or variable interest entities. Alliant Energy has guarantees outstanding related to the residual value of these synthetic leases. Alliant Energy does not currently anticipate entering into any additional synthetic leases. Alliant Energy also uses variable interest entities for its utility sale of accounts receivable program whereby IP&L and WP&L use proceeds from the sale of the accounts receivable and unbilled revenues to maintain flexibility in their capital structures, take advantage of favorable short-term interest rates and finance a portion of their long-term cash needs. The sale of accounts receivables generates a significant amount of short-term financing for IP&L and WP&L. If this financing alternative were not available, IP&L and WP&L anticipate they would have enough short-term borrowing capacity to compensate. Refer to "Ratings Triggers" for the impact of credit rating downgrades on Alliant Energy and its subsidiaries related to these synthetic leases and accounts receivable sales program.

Beginning in the third quarter of 2003, under FIN 46 it is reasonably possible that Alliant Energy could be considered the primary beneficiary of certain variable interest entities utilized for its synthetic lease financings and receivable sales program and could be required to consolidate the operating results and associated assets and liabilities of the variable interest entities in its financial statements. Alliant Energy is in the process of evaluating the potential impacts of FIN 46. Alliant Energy is also currently evaluating the structure of its synthetic leases and receivable sales program to determine if these structures can be modified to qualify for off-balance sheet treatment under FIN 46.

Contractual Obligations - Alliant Energy's long-term contractual cash
-----------------------
obligations as of Dec. 31, 2002 were as follows (in millions):

                                           2003      2004     2005     2006     2007   Thereafter    Total
                                          -------- --------- ------- --------- ------- ------------ ---------
Long-term debt  (Note 8) and
   capital lease obligations  (Note 3)       $62     $122      $347    $104     $227      $2,303     $3,165
Operating leases  (Note 3)                    45       76        94      98      123         384        820
Purchase obligations  (Note 11(b))           286      110        68      30       18          27        539
                                          -------- --------- ------- --------- ------- ------------ ---------
                                            $393     $308      $509    $232     $368      $2,714     $4,524
                                          ======== ========= ======= ========= ======= ============ =========

At Dec. 31, 2002, long-term debt and capital lease obligations as noted in the previous table were included on the Consolidated Balance Sheets. In addition, at Dec. 31, 2002, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheets that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the tables. Operating leases and purchase obligations are amounts committed under contract which were not recorded on the Consolidated Balance Sheets at Dec. 31, 2002, in accordance with GAAP. Purchase obligations represent normal business contracts used to ensure adequate purchased-power, coal and natural gas supplies and to minimize exposure to market price fluctuations. In connection with Alliant Energy's construction and acquisition programs, it also enters into commitments related to such programs on an ongoing basis.

Sales of Non-strategic Assets - In the third quarter of 2002, Alliant Energy
-----------------------------
completed the sale of its 50% ownership interest in its Cargill-Alliant electricity-trading joint venture to Cargill. The sale proceeds were approximately $19.3 million, the book value of Alliant Energy's share of the joint venture. As noted earlier, the strategic actions currently being executed by Alliant Energy will focus on additional potential sales of non-strategic assets, among other items. Refer to "Strategic Actions," "Other Matters - Other Future Considerations" and Note 16 of the "Notes to Consolidated Financial Statements" for additional discussion on the potential impact of future asset sales.

Credit Risk - Credit risk is inherent in Alliant Energy's operations and
-----------
relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. Alliant Energy maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect Alliant Energy against all losses from non-performance by counterparties.

Environmental - Alliant Energy's pollution abatement programs are subject to
-------------
continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

Alliant Energy's facilities are subject to state and federal requirements of the CAA, including meeting ambient air quality standards. As a result of a new rate-of-progress rule developed by the Wisconsin DNR, and based on existing technology, Alliant Energy estimates the total aggregate capital investments necessary by WP&L to comply with the new rules will be approximately $19 million in 2003 through 2007. Alliant Energy is also currently addressing various other potential federal and state environmental rulemakings and activities, including: 1) proposed revisions to the Wisconsin Administrative Code concerning the amount of heat that WP&L's generating stations can discharge into Wisconsin waters which could have a significant impact on WP&L's operation of its Wisconsin generating facilities; 2) potential new rules that may be pursued by the EPA and the states in the Alliant Energy service territory related to various air emissions; 3) the multiple requests WP&L has received from the EPA related to the historical operation of WP&L's major coal-fired generating units, which requests have been the precursor to penalties and additional capital requirements in some cases involving similar requests to other electric generating facilities; 4) the New Source Review reforms published by the EPA in December 2002; 5) several other legislative and regulatory proposals regarding the control of emissions of air pollutants and greenhouse gases from a variety of sources, including generating facilities; and 6) the July 2002 request from the Wisconsin DNR that WP&L submit a written plan for facility closure of the Rock River Generating Station landfill and clean-up of its support ponds and all areas where coal combustion waste is present. Alliant Energy cannot presently predict the final outcome of these proposals or actions, but believes that required capital investments and/or modifications resulting from them could be significant. Alliant Energy believes that prudent expenses incurred by IP&L and WP&L likely would be recovered in rates from its customers.

Refer to Note 11(e) of the "Notes to Consolidated Financial Statements" for further discussion of environmental matters.

Construction and Acquisition Expenditures - Capital expenditures, investments
-----------------------------------------
and financing plans are continually reviewed, approved and updated as part of Alliant Energy's ongoing strategic planning and annual budgeting processes.
In addition, material capital expenditures and investments are subject to a rigorous cross-functional review prior to approval. Changes in Alliant Energy's anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, the level of Alliant Energy's profitability, Alliant Energy's desire to maintain strong credit ratings and reasonable capitalization ratios, variations in sales, changing market conditions and new opportunities. As noted in "Strategic Actions," Alliant Energy recently reduced its anticipated construction and acquisition expenditure levels in order to strengthen its balance sheet. Alliant Energy believes its capital control processes adequately reduce the risks associated with large capital expenditures and investments. Alliant Energy currently anticipates construction and acquisition expenditures as follows (in millions):

                                                                        2003          2004-2005
                                                                   ---------------  ---------------
Domestic utility:
   IP&L utility infrastructure and reliability investments               $230              $560
   IP&L Power Iowa program*                                               220                80
   WP&L utility infrastructure and reliability investments                160               410
Non-regulated domestic generation                                         130                10
Other non-regulated business development                                   80                70
                                                                   ---------------  ---------------
        Total from continuing operations                                  820             1,130
Discontinued operations                                                    80                --
                                                                   ---------------  ---------------
        Total                                                            $900            $1,130
                                                                   ===============  ===============

* Excludes approximately $109 million in 2003 for potential purchase of turbines and related equipment from affiliates.

Alliant Energy has not entered into contractual commitments relating to the majority of its anticipated capital expenditures. As a result, Alliant Energy does have discretion as to the eventual level of capital expenditures incurred and it closely monitors and updates such estimates on an ongoing basis based on numerous economic and other factors.

In September 2002, the IUB approved a settlement agreement establishing advance rate making principles for the proposed 500 MW natural gas-fired plant IP&L plans to construct in Mason City, Iowa as part of its Power Iowa initiative to develop new electric generation capacity in Iowa. The settlement establishes, among other things, a set depreciation period whereby IP&L is ensured of recovering the estimated $400 million cost of its investment over 28 years based on a fixed 12.23% return on the common equity component. In January 2003, the IUB approved IP&L's siting certificate for the Mason City plant and construction began. The plant is scheduled to be in service prior to the 2004 summer peak demand.

Given the status of the current non-regulated generation market, Alliant Energy's initial investments in this market will focus on facilities with underlying long-term purchased-power agreements. While Alliant Energy believes there are excellent acquisition opportunities in the existing non-regulated generation market, it will continue to be patient, prudent and diligent in its pursuit of such opportunities. Consistent with this approach, in February 2003, Resources announced the purchase of a 309 MW, non-regulated, natural gas-fired power plant in Wisconsin for $109 million, which Resources financed with a $73 million 8-year secured credit facility, which is non-recourse to Alliant Energy. At Feb. 28, 2003, Resources had $60 million of borrowings outstanding under this facility, at an interest rate of approximately 5%, and an $11 million letter of credit related to a purchased-power agreement. The entire power output of the facility is sold under contract to Milwaukee-based We Energies through June 2008.

                                 OTHER MATTERS

Market Risk Sensitive Instruments and Positions - Alliant Energy's primary
-----------------------------------------------
market risk exposures are associated with interest rates, commodity prices, equity prices and currency exchange rates. Alliant Energy has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures.

Interest Rate Risk - Alliant Energy is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, utility customer accounts receivable sale program and variable-rate leasing agreements. Alliant Energy manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes on interest rates. Alliant Energy also uses interest rate swap and interest rate forward agreements to assist in the management of its interest exposure. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on Alliant Energy's results of operations and financial condition. Assuming no change in Alliant Energy's consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2003 than in 2002, interest expense and pre-tax earnings would increase (decrease) by approximately $9.4 million. This amount was determined by considering the impact of a hypothetical 100 basis point increase (decrease) in interest rates on Alliant Energy's consolidated variable-rate debt held, the amount outstanding under the utility customer accounts receivable sale program and variable-rate lease balances at Dec. 31, 2002.

Commodity Risk - Non-trading - Alliant Energy is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity and natural gas products it markets. Alliant Energy employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. Alliant Energy's exposure to commodity price risks in its utility business is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Refer to Note 1(j) of the "Notes to Consolidated Financial Statements" for further discussion.

WP&L periodically utilizes gas commodity derivative instruments to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The gas commodity swaps in place approximate the forecasted storage withdrawal plan during this period. Therefore, market price fluctuations that result in an increase or decrease in the value of the physical commodity are substantially offset by changes in the value of the gas commodity swaps. To the extent actual storage withdrawals vary from forecasted withdrawals, WP&L has physical commodity price exposure. A 10% increase (decrease) in the price of gas would not have a significant impact on the combined fair market value of the gas in storage and related swap arrangements in place at Dec. 31, 2002. IP&L also utilizes natural gas commodity derivative instruments to mitigate the risk of rising prices.
Since the IUB allows for the prudently incurred costs associated with these instruments and the underlying supply of natural gas to be recovered from ratepayers, IP&L does not have significant natural gas commodity risk exposure.

Whiting, currently accounted for as a discontinued operation, is exposed to market risk in the pricing of its oil and gas production. Historically, prices received for oil and gas production have been volatile because of seasonal weather patterns, supply and demand factors, transportation availability and price, and general economic conditions. Worldwide political developments have historically also had an impact on oil prices. Whiting periodically utilizes oil and gas swaps, costless collars and long-term delivery contracts to mitigate the impact of oil and gas price fluctuations. Historically, Alliant Energy has hedged or contracted approximately 50% of its oil and gas volumes. The actual level of hedging or contracting utilized is based on management's assessment of the prudency of hedging given current market conditions and other factors and is reviewed on an ongoing basis. Based on Whiting's estimated oil and gas sales in 2003, and the hedging and delivery contracts outstanding for such period, a sustained 10% increase (decrease) in oil and gas prices would impact Alliant Energy's pre-tax 2003 earnings by approximately $9.9 million.

Southern Hydro, currently accounted for as a discontinued operation, owns and operates hydroelectric generation facilities in the state of Victoria in Australia. These generation facilities operate as peaking units. Under the rules of the Australian market, Southern Hydro must sell all of its production into a spot market in which the price changes every five minutes and is set on the average of each half hour. Electricity prices in this market can and have been very volatile. In order to manage the electricity commodity price risk associated with anticipated sales into the spot market, Southern Hydro enters into a variety of electricity derivative contracts with terms of up to five years. The value of these derivative instruments can change significantly as a result of changes in forward electricity prices. These instruments do not qualify for hedge accounting under SFAS 133. Accordingly, per GAAP, changes in the fair value of these derivatives, which are non-cash valuation adjustments, must be reported in Southern Hydro's earnings. Alliant Energy believes Southern Hydro's ownership of the physical generating facilities that are not marked-to-market, combined with the electricity derivative contracts, act as an economic hedge to volatile electricity prices, such that Southern Hydro's net economic exposure to volatile electricity prices over the next five years is managed within reasonable limits. Southern Hydro manages market risks inherent in its business through established derivative trading and risk management policies and tools. The principal tool utilized in managing the risks associated with volatile prices is a five to 40-day Earnings-at-Risk (EAR) model which calculates EAR to a 95% confidence level. At December 31, 2002, the estimated EAR for Southern Hydro for expected earnings in 2003 was approximately $0.9 million.

Equity Price Risk - IP&L and WP&L maintain trust funds to fund their anticipated nuclear decommissioning costs. At Dec. 31, 2002 and 2001, these funds were invested primarily in domestic equity and debt instruments. Fluctuations in equity prices or interest rates will not affect Alliant Energy's consolidated results of operations as such fluctuations are recorded in equally offsetting amounts of investment income and depreciation (WP&L) or interest (IP&L) expense when they are realized. In 2001, WP&L entered into a four-year hedge on equity assets in its nuclear decommissioning trust fund. Refer to Note 10(c) of the "Notes to Consolidated Financial Statements" for further discussion.

Currency Risk - Alliant Energy has investments in various countries where the net investments are not hedged, including Australia, Brazil, China and New Zealand. As a result, these investments are subject to currency exchange risk with fluctuations in currency exchange rates. At Dec. 31, 2002, Alliant Energy had a cumulative foreign currency translation loss, net of any tax benefits realized, of $165 million, which related to decreases in value of the Brazil real of $152 million, New Zealand dollar of $11 million and Australian dollar of $2 million in relation to the U.S. dollar. This loss is recorded in "Accumulated other comprehensive loss" on the Consolidated Balance Sheets. Based on Alliant Energy's investments at Dec. 31, 2002, a 10% sustained increase/decrease over the next 12 months in the foreign exchange rates of Australia, Brazil, China and New Zealand would result in a corresponding increase/decrease in the cumulative foreign currency translation loss of $57 million. Alliant Energy's equity income (loss) from its foreign investments is also impacted by fluctuations in currency exchange rates. In addition, Alliant Energy has currency exchange risk associated with the debt issued to finance a thermal plant constructed by Alliant Energy and its Brazilian partners. In 2002, Alliant Energy recorded pre-tax charges of $6.5 million related to its share of the foreign currency transaction losses on such debt. Based on the loan balance and currency rates at Dec. 31, 2002, a 10% change in the currency rates would result in a $1.9 million after-tax increase (decrease) in net income.

Refer to Notes 1(n) and 10 of the "Notes to Consolidated Financial Statements" for further discussion of Alliant Energy's derivative financial instruments.

Accounting Pronouncements - On Oct. 25, 2002, the EITF reached a consensus on
-------------------------
EITF Issue 02-3. Alliant Energy's natural gas trading business, NG Energy Trading, LLC (NG Energy), is impacted by EITF Issue 02-3, which requires that all sales of energy and the related cost of energy purchased under contracts that meet the definition of energy trading contracts under EITF Issue 98-10 and that are derivatives under SFAS 133 must be reflected on a net basis in the income statement for all periods presented. Under the guidance of EITF Issue 98-10, Alliant Energy reported its energy trading contracts and related gas in storage at fair market value, and previously reported related revenues and expenses on a gross basis in the income statement. EITF Issue 02-3 also rescinded EITF Issue 98-10 on a prospective basis. Accordingly, any new contracts entered into after Oct. 25, 2002 must be reported on a historical cost basis rather than at fair market value unless the contract meets the definition of a derivative under SFAS 133. Alliant Energy adopted EITF Issue 02-3 on Jan. 1, 2003 for all contracts that were in place and storage gas acquired prior to Oct. 25, 2002, and reclassified prior period trading contracts on a net basis in the income statements for 2002, 2001 and 2000.
The impact of transitioning from reporting inventory and existing contracts that are not derivatives under SFAS 133 at fair value to historical cost was an after-tax loss of approximately $2.1 million reported as a cumulative effect of a change in accounting principle, net of tax in the first quarter of 2003.

In November 2002, the FASB issued FIN 45 which requires disclosures by a guarantor about its obligations under certain guarantees that it has issued. FIN 45 also requires recognizing, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition and measurement provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after Dec. 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after Dec. 15, 2002. Alliant Energy does not anticipate FIN 45 will have a material impact on its financial condition or results of operations. Refer to Note 11(d) of the "Notes to Consolidated Financial Statements" for additional information on guarantees.

In January 2003, the FASB issued FIN 46 which addresses consolidation by business enterprises of variable interest entities. FIN 46 requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. Alliant Energy will apply the provisions of FIN 46 prospectively for all variable interest entities created after Jan. 31, 2003. For variable interest entities created before Jan. 31, 2003, Alliant Energy will be required to consolidate all entities in which it is a primary beneficiary beginning in the third quarter of 2003. It is reasonably possible the implementation of FIN 46 will require that certain variable interest entities be included on the Consolidated Balance Sheets. Refer to Notes 3 and 4 of the "Notes to Consolidated Financial Statements" for additional information on variable interest entities related to synthetic leases and the utility customer accounts receivable sale program, respectively.

SFAS 143, which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets, was effective Jan. 1, 2003. SFAS 143 requires that the present value of retirement costs for which Alliant Energy has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. The adoption of SFAS 143 will have no impact on IP&L's and WP&L's earnings, as the effects will be offset by the establishment of regulatory assets or liabilities pursuant to SFAS 71, "Accounting for the Effects of Certain Types of Regulation."

Alliant Energy has completed a detailed assessment of the specific applicability and implications of SFAS 143. The scope of SFAS 143 as it relates to Alliant Energy primarily includes decommissioning costs for DAEC and Kewaunee. It also applies to a smaller extent to several other regulated and non-regulated assets including, but not limited to, active ash landfills, water intake facilities, underground storage tanks, groundwater wells, transmission and distribution equipment, easements, leases and the dismantlement of certain hydro facilities. Other than DAEC and Kewaunee, Alliant Energy's asset retirement obligations as of Jan. 1, 2003 are not significant.

Prior to January 2003, IP&L and WP&L recorded nuclear decommissioning charges in accumulated depreciation on their Consolidated Balance Sheets. Upon adoption of SFAS 143, IP&L and WP&L will reverse approximately $125 million and $175 million, respectively, previously recorded in accumulated depreciation and will record liabilities of approximately $250 million and $175 million, respectively. The difference between amounts previously recorded and the net SFAS 143 liability will be deferred as a regulatory asset and is expected to approximate $125 million and $0 for IP&L and WP&L, respectively.

IP&L and WP&L have previously recognized removal costs as a component of depreciation expense and accumulated depreciation for other non-nuclear assets in accordance with regulatory rate recovery. As of Dec. 31, 2002, IP&L and WP&L estimate that they have approximately $250 million and $150 million, respectively, of such regulatory liabilities recorded in "Accumulated depreciation" on their Consolidated Balance Sheets.

In 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which replaced SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 also applies to discontinued operations. SFAS 144 requires that those long-lived assets classified as held for sale be measured at the lower of their carrying amount or the fair value less cost to sell, and that no depreciation, depletion and amortization shall be recorded while an asset is classified as held for sale. Discontinued operations are no longer measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a planned disposal transaction that is probable of being completed within one year. If the criteria to classify operations as held for sale are subsequently no longer met, the assets classified as held for sale shall be reclassified as held and used in the period the held for sale criteria are no longer met. Alliant Energy adopted SFAS 144 on January 1, 2002. Refer to Note 16 of the "Notes to Consolidated Financial Statements" for additional information about Alliant Energy's application of SFAS 144 in the fourth quarter of 2002 as relates to various assets it is planning to sell.

Alliant Energy does not expect the various other new accounting pronouncements not mentioned above that were effective in 2002 to have a material impact on its results of operations or financial condition.

Critical Accounting Policies - Based on historical experience and various
----------------------------
other factors, Alliant Energy believes the policies identified below are critical to its business and the understanding of its results of operations as they require critical estimates be made based on the assumptions and judgment of management. The preparation of consolidated financial statements requires management to make various estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingencies. The results of these estimates and judgments form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and judgments. Alliant Energy's management has discussed these critical accounting policies with the Audit Committee of its Board of Directors. Refer to Note 1 of the "Notes to Consolidated Financial Statements" for a discussion of Alliant Energy's accounting policies and the estimates and assumptions used in the preparation of the consolidated financial statements.

Regulatory Assets and Liabilities - Alliant Energy's domestic utility business is regulated by various federal and state regulatory agencies. As a result, the regulated utilities qualify for the application of SFAS 71. SFAS 71 recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between GAAP and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers for various reasons.

Alliant Energy's utility subsidiaries recognize regulatory assets and liabilities in accordance with the rulings of their federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of Alliant Energy's regulatory assets and liabilities. Alliant Energy periodically assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on
Alliant Energy's results of operations.   Refer to Note 1(c) of the "Notes to
Consolidated Financial Statements" for further discussion.

Asset Valuations -
Long-Lived Assets - The Consolidated Balance Sheets include significant
-----------------
long-lived assets, which are not subject to recovery under SFAS 71. As a result, Alliant Energy must generate future cash flows from such assets in a non-regulated environment to ensure the carrying value is not impaired. Many of these assets are the result of capital investments which have been made in recent years and have not yet reached a mature life cycle. Alliant Energy assesses the carrying amount and potential impairment of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors Alliant Energy considers in determining if an impairment review is necessary include a significant underperformance of the assets relative to historical or projected future operating results, a significant change in Alliant Energy's use of the acquired assets or business strategy related to such assets, and significant negative industry or economic trends. When Alliant Energy determines an impairment review is necessary, a comparison is made between the expected undiscounted future cash flows and the carrying amount of the asset. If the carrying amount of the asset is the larger of the two balances, an impairment loss is recognized equal to the amount the carrying amount of the asset exceeds the fair value of the asset. The fair value is determined by the use of quoted market prices, appraisals, or the use of valuation techniques such as expected discounted future cash flows. Alliant Energy must make assumptions regarding these estimated future cash flows and other factors to determine the fair value of the respective assets.

Alliant Energy has made payments of $156 million for turbines and related generation equipment at Dec. 31, 2002 and has also entered into commitments for an additional $84 million. Alliant Energy expects to utilize approximately $124 million of such equipment in its first Power Iowa generation project and is currently reviewing various other potential generation projects to utilize the remaining $116 million of equipment. As a result, Alliant Energy has assessed the recoverability of the $116 million equipment cost compared to the future anticipated cash flows from the generation projects under review. The future anticipated cash flows is a significant estimate. Alliant Energy has no current intentions to sell any of this equipment. If a decision was made to sell such equipment, the recoverability of the equipment cost would be assessed by comparing the future anticipated sales proceeds to the carrying value of the equipment.

Investments - The Consolidated Balance Sheets include investments in several
-----------
available-for-sale securities accounted for in accordance with SFAS 115. Alliant Energy monitors any unrealized losses from such investments to determine if the loss is considered to be a temporary or permanent decline. The determination as to whether the investment is temporarily versus permanently impaired requires considerable judgment. When the investment is considered permanently impaired, the previously recorded unrealized loss would be recorded directly to the income statement as a realized loss. Alliant Energy incurred pre-tax valuation charges under the provisions of SFAS 115 of $27 million and $10 million related to its McLeod and Energy Technologies investments, respectively, in 2002. The Consolidated Balance Sheets also contain various other investments that are evaluated for recoverability when indicators of impairment may exist.

Resources holds a non-controlling interest in five Brazilian electric utility companies accounted for under the equity method of accounting. The recoverability of these equity method investments is assessed by comparing the future anticipated local currency cash flows from these investments and the carrying value of these investments. The future anticipated cash flows currently include anticipated periodic distributions that, when aggregated, exceed the carrying value of these investments. The future anticipated cash flows represents a significant estimate. The $214 million carrying value of Alliant Energy's Brazil investments has been reduced by $210 million of pre-tax cumulative foreign currency translation losses. The net of tax balance of $152 million has been recorded in "Accumulated other comprehensive loss" on the Consolidated Balance Sheet at Dec. 31, 2002. Cumulative foreign currency translation losses are reflected in Alliant Energy's results of operations only if the related investment is sold or substantially liquidated. If Alliant Energy would decide to exit these Brazil investments in the future, the recoverability of these equity method investments would be assessed by comparing the future anticipated sales proceeds to the carrying value. Alliant Energy has no current intention of exiting these Brazil investments.

Resources' investment in Mexico consists of a loan receivable (including accrued interest income) from a Mexican development company. The loan accrues interest at 8.75% and is secured by the undeveloped land of the resort community. Repayment of the loan principal and interest will be based on a portion of the proceeds from the sales of real estate in the resort community and therefore is dependent on the successful development of the project and the ability to sell real estate. The recoverability of this loan receivable is currently assessed by comparing the fair value of the undeveloped land of the resort community used to secure the loan and the carrying value of the loan including accrued interest income. Based on an independent appraisal that indicated the fair value of the collateral was less than the loan balance plus accrued interest, Alliant Energy recorded a valuation allowance of approximately $7 million in the second quarter of 2002 and ceased accruing interest income on the loan. Based on an updated independent appraisal, Alliant Energy reversed the valuation allowance in the fourth quarter of 2002 and resumed accruing interest income on the loan. The fair value of such collateral is a significant estimate. Refer to Note 9 of the "Notes to Consolidated Financial Statements" for additional information concerning Alliant Energy's investments in Brazil and Mexico.

Alliant Energy announced its intentions to sell various businesses in November 2002 and is currently accounting for them as assets held for sale and discontinued operations. The estimated sales proceeds, less costs to sell, for each business exceeded the carrying value of each business as of Dec. 31, 2002. Alliant Energy will continue to monitor the estimated sales proceeds of its assets held for sale as they relate to the respective carrying values. Refer to Note 16 of the "Notes to Consolidated Financial Statements" for additional information.

Goodwill - As a result of the adoption of SFAS 142, "Goodwill and Other
--------
Intangible Assets," on Jan. 1, 2002, Alliant Energy is required to evaluate its goodwill for impairment at least annually and more frequently when indicators of impairment may exist. At Dec. 31, 2002, Alliant Energy had $57 million of net goodwill (including $41 million and $10 million within its Cogenex and China reporting units, respectively) on its Consolidated Balance Sheet. If the fair value of a reporting unit is less than its carrying value, including goodwill, a goodwill impairment charge may be necessary. Alliant Energy estimates the fair value of its reporting units utilizing a combination of market value indicators and the expected discounted future cash flows. This process requires the use of significant management estimates and judgments regarding cash flow assumptions from future sales, operating costs and discount rates over an indefinite life. Alliant Energy's cash flow assumptions are derived using a combination of historical trends, internal budgets, strategic plans and other market information. Each reporting unit is evaluated separately based on the nature of its operations and therefore the assumptions vary by reporting unit relative to its applicable circumstances. To determine its discount rates, Alliant Energy utilizes the capital asset pricing model which is based upon market comparables adjusted for company-specific risk. In the event market comparables are not available, Alliant Energy utilizes expected industry returns based upon published information.

Derivative Financial Instruments - Alliant Energy uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain commodity prices, volatility in a portion of natural gas sales volumes due to weather and to mitigate the equity price volatility associated with certain investments in equity securities. Alliant Energy does not use such instruments for speculative purposes. To account for these derivative instruments in accordance with the applicable accounting rules, Alliant Energy must determine the fair value of its derivatives. In accordance with SFAS 133, the fair value of all derivative instruments are recognized as either assets or liabilities in the balance sheet with the changes in their value recognized in earnings for the non-regulated businesses, unless specific hedge accounting criteria are met. For IP&L and WP&L, changes in the derivatives fair values are generally recorded as regulatory assets or liabilities. If an established, quoted market exists for the underlying commodity of the derivative instrument, Alliant Energy uses the quoted market price to value the derivative instrument. For other derivatives, Alliant Energy estimates the value based upon other quoted prices or acceptable valuation methods. Alliant Energy also reviews the nature of its contracts for the purchase and sale of non-financial assets to assess whether the contracts meet the definition of a derivative and the requirements to follow hedge accounting as allowed by the applicable accounting rules. The determination of derivative status and valuations involves considerable judgment.

The majority of Alliant Energy's derivative transactions are in its regulated domestic utility business and based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of such derivatives generally have no impact on Alliant Energy's results of operations. Alliant Energy does have an embedded derivative within its exchangeable senior notes that is impacted by the value of McLeod stock. Changes in the fair value of this derivative impact Alliant Energy's results of operations and the changes did have a material impact on Alliant Energy's 2001 results of operations. However, given a significant decline in the value of the McLeod stock, Alliant Energy does not expect changes in the fair value of this derivative to have a material impact on Alliant Energy's results of operations in the foreseeable future. In addition, Alliant Energy has a small investment in a gas trading business. Such business accounted for all of its trading transactions under EITF Issue 98-10 through 2002 and adopted the provisions of EITF Issue 02-3 on Jan. 1, 2003 (and for new transactions after Oct. 25, 2002). The income statements for all periods presented have been updated to report energy trading contracts on a net rather than gross basis as a result of adopting EITF
02-3.

Unbilled Revenues - Unbilled revenues are primarily associated with Alliant Energy's utility operations. Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily generation volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on Alliant Energy's results of operations.

Accounting for Pensions - Alliant Energy accounts for pensions under SFAS 87, "Employers' Accounting for Pensions." Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity's pension liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension costs. Alliant Energy's assumptions are supported by historical data and reasonable projections and are reviewed annually with an outside actuary firm and an investment consulting firm. As of Dec. 31, 2002, Alliant Energy was using a 6.75% discount rate and a 9% annual rate of return on investments. In selecting an assumed discount rate, Alliant Energy reviews various corporate Aa bond indices. The 9% annual rate of return is consistent with Alliant Energy's historical returns and is based on projected long-term equity and bond returns, maturities and asset allocations. A 100 basis point change in the discount rate would result in approximate changes of $79 million and $7 million in Alliant Energy's qualified pension benefit obligation and pension expense, respectively. A 100 basis point change in the rate of return would result in an approximate change of $4 million in qualified pension expense.

Other Future Considerations - In addition to items discussed earlier in MD&A,
---------------------------
the following items could impact Alliant Energy's future financial condition or results of operations:

Asset Sales - It is possible Alliant Energy could record material gains, losses, accounting adjustments or other charges and/or income related to its planned asset divestitures discussed in "Strategic Actions." Alliant Energy is not able to predict or estimate what such items may be at this time. Refer to Note 16 of the "Notes to Consolidated Financial Statements" for additional information.

Alliant Energy announced in March 2003 that it entered into an agreement with New Zealand-based Meridian Energy Limited for the sale of Alliant Energy's Australian investment, primarily made up of Alliant Energy's ownership of Southern Hydro. The sale price will be approximately $350 million. This amount includes the repayment of approximately $145 million in debt in Australia. On an after-tax basis, the sale will result in net cash proceeds to Alliant Energy of approximately $165 million. The transaction is expected to close by the end of April 2003 and is subject to customary closing conditions.

Retirement Benefits - Alliant Energy's qualified pension and other postretirement benefit expenses for 2003 are currently expected to be approximately $18 million higher than in 2002, primarily due to unfavorable asset returns, a reduction in the discount rate used to value plan benefit obligations and expected increases in retiree medical costs. Alliant Energy will pursue the possible recovery of the utility portion of these cost increases, which represents a significant majority of the increase, in any rate filings it has in its various jurisdictions.

Exchangeable Senior Notes - At Dec. 31, 2002, the carrying amount of the debt component of Resources' exchangeable senior notes was $40.1 million, consisting of the par value of $402.5 million, less unamortized debt discount of $362.4 million. The terms of the exchangeable senior notes require Resources to pay interest on the par value of the notes at 7.25% from February 2000 to February 2003, and at 2.5% thereafter until maturity in February 2030. As explained in Note 10(a) of the "Notes to Consolidated Financial Statements," Resources accounted for the net proceeds from the issuance of the notes as two separate components, a debt component and an embedded derivative component. In accordance with SFAS 133, Alliant Energy determined the initial carrying value of the debt component by subtracting the fair value of the derivative component from the net proceeds realized from the issuance of the exchangeable senior notes. This resulted in a very low initial carrying amount of the debt component which results in the recording of interest expense at an effective rate of 26.8% of the carrying amount of the debt component. For 2002, interest expense on the notes was $13.2 million. Interest payments in excess of interest expense are recorded as a reduction of the carrying amount of the debt component. As a result of the higher interest payments for the first three years, the carrying amount of the debt component declined until it reached $37.8 million in February 2003, and then gradually increases over the next 27 years to the ultimate repayment amount of $402.5 million in 2030. Interest expense on the debt component of the notes will be $10.2 million in 2003, 2004 and 2005. If the existing McLeod shares would ever be cancelled, the notes would remain outstanding until maturity.

Enterprise Resource Planning (ERP) System - Alliant Energy implemented a new ERP system in October 2002 which will result in annual amortization expense of approximately $11 million for five years. Alliant Energy is seeking rate recovery of the utility portion of the amortized expenses which represents a significant majority of the amortized expenses.